Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

September 6, 2019

Dear Greg:

As you know, Nanometrics Incorporated ("Nanometrics") and Rudolph Technologies, Inc. ("Rudolph") have entered into a merger agreement with the intention to combine the two companies. As a critical employee we expect you will be essential to the proper integration of the companies, and this bonus is meant to reward you for that achievement and your continued service to the company during the integration period. The Board wants you to know how important you are to the future of the combined company and it has directed management to provide additional security and incentive to continue your employment with Nanometrics as we seek to close the merger and successfully integrate the two companies.

The specific terms of this Retention Bonus are as follows:

1.

Service Requirement: If you continue to serve as an employee of Nanometrics, Rudolph, or any direct or indirect subsidiary of either entity (collectively, the "Future Group Companies") until the merger is completed and then through June 1, 2020, following the completion of the merger (the "Service Requirement”), you will receive a Retention Bonus as described below.

2.	Retention Bonus Value: The "Retention Bonus" will be equal to $75,000 and will be payable in full in the first payroll whose cutoff date follows the date on which the Service Requirement is satisfied.
3.

Termination of Employment: If your employment is terminated for any reason prior to the satisfaction of the Service Requirement, your rights with respect to that termination will be determined by the terms of the General Severance Benefits and Change in Control Severance Benefits Agreement dated as of July 25, 2019, between you and Nanometrics, and no Retention Bonus will be payable under the terms of this letter agreement.

4.

Not an Employment Agreement: This letter agreement is not an employment agreement and your status as an at will employee will not change. The payment of any Retention Bonus will not alter your entitlement to, or the amount of, any severance or other payment or benefit you subsequently may be entitled to under any other plans, policies or arrangements of the Future Group Companies, and compensation payable hereunder shall not be treated as compensation in respect of any such plan, policy or arrangement, except to the extent required by the terms of a benefit plan.

5.

Not Part of Normal Compensation: You agree that the Retention Bonus is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any other severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. It does not affect your eligibility for any other compensation. You agree that you are voluntarily participating in this arrangement and that the Retention Bonus is an extraordinary item that is outside the scope of your employment contract, if any. The Future Group Companies have no present intention to establish a similar arrangement in the future. Eligibility hereunder for the Retention Bonus is discretionary with the Future Group Companies and does not create any contractual or other right to receive future grants of Retention Bonuses or benefits in lieu of Retention Bonuses. In the event that the merger agreement between Nanometrics and

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Rudolph is terminated for any reason without consummation of the merger, then this agreement automatically will terminate simultaneously, and no Retention Bonus will be payable.
6.

Withholding: All payments and benefits hereunder will be subject to reduction for applicable tax withholdings. This letter agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and must, to the extent practicable, be construed in accordance therewith. Terms defined in this letter agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409At and "termination" of employment will be determined under the standards for "separation from service" under Section 409A. In any event, the Future Group Companies make no representations or warranty and will have no liability to you or any other person if any provisions of or payments under this letter agreement are determined to constitute deferred compensation subject to Section 409A but not to satisfy the conditions of that section.

If you are in agreement with the foregoing, please sign both copies of this letter agreement and return one signed copy to me.

/s/ Pierre-Yves Lesaicherre
Pierre-Yves Lesaicherre, Ph.D.
President and Chief Executive Officer

I have read, understand and agree to the terms and conditions of this letter agreement.

/s/ Greg Swyt
Greg Swyt